UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

 CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement
As previously reported on the Current Report on Form 8-K of Caladrius Biosciences, Inc. (the “Company”), dated September 15, 2016, on September 14, 2016, the Company entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors, including Newhall Construction, Ltd. (“Newhall”), pursuant to which the investors agreed to purchase an aggregate of 4,449,153 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $4.72 per share in a private placement. The investments were placed in two tranches: (i) up to $12.6 million upon the initial closing (the “Initial Closing”), and (ii) up to $8.4 million, subject to certain conditions, including the enrollment of 70 subjects in the Company’s Phase 2 CLBS03 clinical trial, in a second closing (the “Second Closing”). The Initial Closing occurred on September 19, 2016 and the Second Closing, if any, will occur within ten days after the satisfaction or waiver of the certain conditions set forth in the Purchase Agreements. The aggregate gross proceeds for the sale of the shares of Common Stock at the Initial Closing was $6.6 million, which, as further discussed below does not include $6.0 million expected to have been received by Newhall.

The Purchase Agreement relating to Newhall’s investment (the “Newhall Purchase Agreement”) contains certain conditions related to the purchase and sale of Common Stock. As a consequence of Newhall’s failure to satisfy the conditions for the Initial Closing, including Newhall’s failure to pay the purchase price for the shares of Common Stock at the Initial Closing, the Company terminated the Newhall Purchase Agreement on March 22, 2017, and no shares of Common Stock were issued to Newhall. As a result, a total of 1,416,305 shares were issued to the investors at the Initial Closing. Up to 932,204 shares remain subject to issuance at the Second Closing, if any, in connection with the receipt of up to $4.4 million.

Item 7.01.     Regulation FD Disclosure.
A copy of a slide presentation that the Company will use at investor and industry conferences and presentations is attached to this Current Report as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 7.01 disclosure. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, regardless of any incorporation by reference language in any such filing. This Item 7.01 will not be deemed an admission as to the materiality of any information in this Item 7.01 that is required to be disclosed solely by Regulation FD.

Item 9.01.     Financial Statement and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Caladrius Biosciences, Inc. Corporate Presentation, March 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	Chief Executive Officer

Dated:    March 22, 2017